EXHIBIT (a)(1)(A)

Offer to Purchase for Cash
Up to 1,000,000 Shares of Its Common Stock
At a Purchase Price of $3.00 Per Share
by
Track Data Corporation

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 16, 2005, UNLESS TRACK DATA EXTENDS THE TENDER OFFER.

Track Data Corporation, a Delaware corporation (“Track Data” or “we”), is offering to purchase for cash up to 1,000,000 shares of its common stock, upon the terms and subject to the conditions set forth in this document and the letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). Unless the context otherwise requires, all references to shares shall refer to common stock of Track Data.

On the terms and subject to the conditions of the tender offer, we will pay $3.00 per share, net to you in cash, without interest, for shares properly tendered and not properly withdrawn in the tender offer. Track Data will purchase at the purchase price all shares properly tendered and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including conditional tender and proration provisions. We reserve the right, in our sole discretion, to purchase more than 1,000,000 shares in the tender offer, subject to applicable law. Track Data will not purchase shares that we do not accept for purchase because of proration provisions or conditional tenders. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. See section 1.

The shares are listed and traded on the Nasdaq National Market under the trading symbol “TRAC.” We publicly announced the tender offer on August 3, 2005, prior to the opening of trading on Nasdaq on that date. On August 2, 2005, the last trading day prior to the printing of the offer to purchase, the reported closing price per share of our common stock on Nasdaq was $2.41. We urge stockholders to obtain current market quotations for the shares. See section 8.

    THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

August 17, 2005

IMPORTANT

If you wish to tender all or any part of your shares, you should either (1) (a) complete and sign a letter of transmittal according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including the share certificates, to American Stock Transfer and Trust Company, the depositary for the tender offer, or (b) tender the shares according to the procedure for book-entry transfer described in section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and (1) your share certificates are not immediately available or cannot be delivered to the depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) you cannot deliver the other required documents to the depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in section 3.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEPOSITARY MAKE ANY RECOMMENDATIONS TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2.

OUR CHAIRMAN, CEO AND CONTROLLING STOCKHOLDER, BARRY HERTZ, HAS ADVISED US THAT HE INTENDS TO TENDER THE LESSER OF (A) 20% OF THE TOTAL SHARES TENDERED, INCLUDING THE SHARES TENDERED BY MR. HERTZ, AND (B) 200,000 SHARES. OUR DIRECTORS AND EXECUTIVE OFFICERS, OTHER THAN MR. HERTZ, HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER.

You may direct questions, requests for assistance and requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery to American Stock Transfer and Trust Company, the depositary for the tender offer at its address and telephone number set forth on the back cover of this offer to purchase.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this document or in the letter of transmittal. If given or made, you must not rely upon any such information or representation as having been authorized by us.

We are not making the tender offer to (nor will we accept any tender of shares from or on behalf of) holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to holders in such jurisdiction.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
FORWARD-LOOKING STATEMENTS		5
INTRODUCTION		6
THE TENDER OFFER		7
1.	Number of Shares; Proration	7
2.	Purpose of the Tender Offer	8
3.	Procedures for Tendering Shares	9
4.	Withdrawal Rights	13
5.	Purchase of Shares and Payment of Purchase Price	13
6.	Conditional Tender of Shares	14
7.	Conditions of the Tender Offer	15
8.	Price Range of Shares; Dividends	17
9.	Source and Amount of Funds	18
10.	Certain Information Concerning Track Data	18
11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares	19
12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act	22
13.	Legal Matters; Regulatory Approvals	22
14.	U.S. Federal Income Tax Consequences	23
15.	Extension of the Tender Offer; Termination; Amendment	25
16.	Fees and Expenses	26
17.	Miscellaneous	26

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should realize that it does not describe all of the details of the tender offer described in this document. We urge you to read the entire document and the letter of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?	Track Data is offering to purchase shares of its common stock. See section 1.

What will the purchase price for the shares be?
The purchase price that we will pay is $3.00 per share. We will pay this purchase price in cash, without interest, for all the shares we purchase under the tender offer. See section 1. See below for recent market prices for the shares.

What is the recent market price for the shares?
We publicly announced the tender offer on August 3, 2005, prior to the opening of trading on Nasdaq on that date. On August 2, 2005, the last trading day prior to the announcement of this tender offer, the reported closing price per share of our common stock on Nasdaq was $2.41. We urge you to obtain current market quotations for the shares. See section 8.

How was the Purchase Price determined?
Our Board of Directors determined to offer $3.00 per share after considering recent stock trading ranges, the trading volume of our common stock and liquidity opportunities available for our stockholders, and our results of operations, current financial condition and future cash operating needs. Based upon the closing price of our common stock on Nasdaq on August 2, 2005, of $2.41 per share, the purchase price represents a premium of 24%.

How many shares will Track Data purchase?
We will purchase 1,000,000 shares properly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. The 1,000,000 shares represent approximately 10.6% of our outstanding common stock as of July 31, 2005. Track Data expressly reserves the right to purchase an additional number of shares, subject to applicable legal requirements. See section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See section 7.

What will happen if more than 1,000,000 shares are tendered?
If more than 1,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn prior to the expiration date, we will purchase all shares tendered on a pro rata basis, except for shares that were conditionally tendered and for which the condition was not satisfied. Therefore, all of the shares you tender may not be purchased. See sections 1, 5 and 6.

How will Track Data pay for the shares?
We have all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses. The tender offer is not subject to the receipt of financing by us. See section 9.

How long do I have to tender my shares?	You may tender your shares until the tender offer expires. The tender offer will expire on Friday, September 16, 2005, at 12:00 midnight, New York City time, unless we extend it. See section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you that we will extend the tender offer or indicate the length of any extension that we may provide. See section 15. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

Can the tender offer be extended, amended or terminated, and under what circumstances?
We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See sections 7 and 15.

How will I be notified if Track Data extends the tender offer or amends the terms of the tender offer?
If we decide to extend the tender offer, we will issue a press release by 9:00 a.m., New York City time, on the business day after the scheduled expiration date. We will announce any amendment to the tender offer by making a public announcement of the amendment. See section 15.

What is the purpose of the tender offer?
Track Data believes that the tender offer is a prudent use of its financial resources given its assets and the current market price of the shares, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to its stockholders. The tender offer represents an opportunity for Track Data to return cash to stockholders who elect to tender their shares, while at the same time increasing non-tendering stockholders’ proportionate interest in Track Data. Track Data believes the tender offer, if completed, will be accretive to earnings per share, assuming profitable operations in the future. See sections 2 and 10.

Are there any conditions to the tender offer?
Yes. The tender offer is subject to the condition that we not determine that our purchase of shares in the tender offer could result in our remaining shares being delisted from the Nasdaq National Market or us being eligible for deregistration under the Securities Exchange Act of 1934, as well as several other conditions, such as the absence of court and governmental action prohibiting the tender offer and of changes in general market conditions or our business that, in our reasonable judgment, are or may be materially adverse to us. See section 7.

Following the tender offer, will Track Data be a public company?
Yes. We do not believe that our purchase of shares in the tender offer will cause our remaining shares to be delisted from the Nasdaq National Market or cause us to be eligible for deregistration under the Securities Exchange Act of 1934. It is a condition of our obligation to purchase shares pursuant to the tender offer that we not determine that these events could occur. See section 12.

How do I tender my shares?
The tender offer will expire at 12:00 midnight, New York City time, on Friday, September 16, 2005, unless Track Data extends the tender offer. To tender your shares, prior to the expiration of the tender offer:

	•	you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or

	•	the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

	•	you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or

	•	you must comply with the guaranteed delivery procedure described in section 3.

You should contact American Stock Transfer and Trust Company for assistance. The contact information for American Stock Transfer and Trust Company appears on the back cover of this offer to purchase. See section 3 and the instructions to the letter of transmittal. Please note that Track Data will not purchase your shares in the tender offer unless the depositary receives the required documents prior to the expiration of the tender offer. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

Once I have tendered shares in the tender offer, can I withdraw my tender?
Yes. You may withdraw any shares you have tendered at any time before the expiration of the tender offer. The tender offer will expire at 12:00 midnight, New York City time, on Friday, September 16, 2005, unless we extend the tender offer, in which case you can withdraw your shares until the expiration of the tender offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on Thursday, October 13, 2005. See section 4.

How do I withdraw shares I previously tendered?
You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in section 3. See section 4

Has Track Data or its Board of Directors adopted a position on the tender offer?
Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors nor the depositary make any recommendations to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this offer to purchase and in the letter of transmittal, including our reasons for making the tender offer. See section 2.

Our Chairman, CEO and controlling stockholder, Barry Hertz, has advised us that he intends to tender the lesser of (a) 20% of the total shares tendered, including the shares tendered by Mr. Hertz, and (b) 200,000 shares. Our directors and executive officers, other than Mr. Hertz, have advised us that they do not intend to tender any shares in the tender offer. See section 11.

If I decide not to tender, how will the tender offer affect my shares?	Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the consummation of the tender offer. See section 2.

When will Track Data pay for the shares I tender?
We will pay the purchase price, net to you in cash, without interest, for the shares we purchase as promptly as practicable after the expiration of the tender offer and the acceptance of the shares for payment; provided, however, that we do not expect to announce the results of proration and begin paying for tendered shares until at least five business days after the expiration of the tender offer. See section 5.

Will I have to pay brokerage commissions if I tender my shares?
If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See section 3.

What are the U.S. federal income tax consequences if I tender my shares?
Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender and your receipt of cash for your tendered shares will be treated either as (1) a sale or exchange or (2) a distribution from us in respect of our stock. Holders of shares, including holders who are not U.S. holders, should consult their tax advisors as to the particular consequences to them of participation in the tender offer. See section 14.

Will I have to pay any stock transfer tax if I tender my shares?	If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, then you will not incur any stock transfer tax. See section 5.

Whom can I talk to if I have questions about the tender offer?	American Stock Transfer and Trust Company, the depositary, can help answer your questions. Their contact information is set forth on the back cover page of this document.

FORWARD-LOOKING STATEMENTS

This offer to purchase (including any documents incorporated by reference) contains or incorporates by reference not only historical information, but also forward-looking statements. In addition, we or others on our behalf may make forward-looking statements from time to time in press releases or reports, on our Internet web site or otherwise. Statements that are not historical are forward-looking and reflect expectations and assumptions. We try to identify forward-looking statements in this offer to purchase and elsewhere by using words such as “expect,”“looking ahead,”“anticipate,”“estimate,”“believe,”“should,”“intend,” and similar expressions. Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity requirements, our business strategies and goals, and the effect of laws, rules and regulations and outstanding litigation on our business.

Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Track Data. The following are some of the factors known to us that could cause our actual results to differ materially from what we have anticipated in our forward-looking statements:

-	changes in external market factors,

-	changes in Track Data's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally,

-	the emergence of new or growing competitors, and

-	other risks and uncertainties indicated from time to time in Track Data's filings with the Securities and Exchange Commission.

We wish to caution you not to place undue reliance on any forward-looking statement which speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described above, as well as others that we may consider immaterial or do not anticipate at this time. The foregoing risks and uncertainties are not exclusive and further information concerning Track Data and our businesses, including factors that potentially could materially affect our financial results or condition, may emerge from time to time. We assume no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our annual report on Form 10-K, our quarterly reports on Form 10-Q and current reports on Form 8-K that we file with or furnish to the Securities and Exchange Commission.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, $0.01 par value per share, for purchase by us. Upon the terms and subject to the conditions set forth in this offer to purchase and in the letter of transmittal, we are offering to purchase up to 1,000,000 shares at a price of $3.00 per share, net to the seller in cash, without interest.

The tender offer will expire at 12:00 midnight, New York City time, on Friday, September 16, 2005, unless extended (such date and time, as they may be extended, the “expiration date”). We may, in our sole discretion, extend the period of time in which the tender offer will remain open. Because of the proration and conditional tender provisions described in this offer to purchase, we may not purchase all of the shares tendered. We will return tendered shares that we do not purchase to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. See section 1.

We reserve the right to purchase more than 1,000,000 shares pursuant to the tender offer, subject to certain limitations and legal requirements. See section 1.

We will pay the purchase price, net to the tendering stockholders in cash, without interest, for all shares that we purchase. Tendering stockholders whose shares are registered in their own names and who tender directly to American Stock Transfer and Trust Company, the depositary in the tender offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in instruction 6 to the letter of transmittal, stock transfer taxes on the purchase of shares by us under the tender offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See section 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEPOSITARY MAKE ANY RECOMMENDATIONS TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN SO DOING, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2.

OUR CHAIRMAN, CEO AND CONTROLLING STOCKHOLDER, BARRY HERTZ, HAS ADVISED US THAT HE INTENDS TO TENDER THE LESSER OF (A) 20% OF THE TOTAL SHARES TENDERED, INCLUDING THE SHARES TENDERED BY MR. HERTZ, AND (B) 200,000 SHARES. OUR DIRECTORS AND EXECUTIVE OFFICERS, OTHER THAN MR. HERTZ, HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER.

Section 14 of this offer to purchase describes various United States federal income tax consequences of a sale of shares under the tender offer.

Holders of vested but unexercised options to purchase shares may exercise such options for cash and tender some or all of the shares issued upon such exercise. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

As of July 31, 2005, we had issued and outstanding 9,422,209 shares of common stock. The 1,000,000 shares that we are offering to purchase represent approximately 10.6% of the shares of our common stock outstanding as of such date. The shares are listed and traded on the Nasdaq National Market under the symbol “TRAC.”See section 8. On August 2, 2005, the last trading day prior to the printing of this offer to purchase, the reported closing price per share of our common stock on Nasdaq was $2.41. We urge stockholders to obtain current market quotations for the shares.

THE TENDER OFFER

1. Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the tender offer, Track Data will purchase 1,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with section 4 before the expiration date of the tender offer, at a fixed price of $3.00 per share, net to the seller in cash, without interest.

The term “expiration date” means 12:00 midnight, New York City time, on Friday, September 16, 2005, unless Track Data, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by Track Data, shall expire. See section 15 for a description of Track Data’s right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, Track Data may, and Track Data expressly reserves the right to, purchase under the tender offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. See section 15. In the event of an over-subscription of the tender offer as described below, shares tendered will be subject to proration. The proration period and, except as described herein, withdrawal rights, expire on the expiration date.

If we:

·	increase or decrease the price to be paid for shares,

·	increase the number of shares being sought in the tender offer and this increase in the number of shares sought exceeds 2% of the outstanding shares, or

·	decrease the number of shares being sought in the tender offer,

and, in each case, the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that we first publish, send or give notice, in the manner specified in section 15, of such increase or decrease, then we will extend the tender offer until the expiration of ten business days from the date that we first publish notice of such increase or decrease. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See section 7.

As promptly as practicable following the expiration date, Track Data will pay $3.00 per share, net to the seller in cash, without interest, to purchase 1,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in the tender offer.

    Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if greater than 1,000,000 shares, or such greater number of shares as Track Data may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the expiration date, Track Data will purchase properly tendered shares on the basis set forth below:

·
First, subject to the conditional tender provisions described in section 6, we will purchase all tendered shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

·
Second, only if necessary to permit us to purchase 1,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

    As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that Track Data may not purchase all of the shares that a stockholder tenders in the tender offer. It is also possible that Track Data will not purchase any of the shares conditionally tendered. Stockholders can specify the order in which Track Data will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, Track Data purchases some but not all of the tendered shares pursuant to the tender offer.

Proration. If proration of tendered shares is required, Track Data will determine the proration factor as soon as practicable following the expiration date. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in section 6 of this offer to purchase, proration for each stockholder that tenders shares will be based on the ratio of the total number of shares that we accept for purchase to the total number of shares properly tendered (and not properly withdrawn) by all stockholders.

Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in section 3, and not properly withdrawn, and because of the conditional tender provisions, Track Data does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until at least five business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. Stockholders may obtain preliminary proration information from the depositary, American Stock Transfer and Trust Company, and may be able to obtain this information from their brokers.

As described in section 14, the number of shares that Track Data will purchase from a stockholder under the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder’s decision whether or not to tender shares.

We will mail this offer to purchase and the letter of transmittal to record holders of shares and we will furnish this offer to purchase to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Track Data’s stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Tender Offer.

Track Data believes that the tender offer is a prudent use of its financial resources given its assets and the current market price of the shares, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to its stockholders. The tender offer represents an opportunity for Track Data to return cash to stockholders who elect to tender their shares. Where shares are tendered by the registered owner of those shares directly to the depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open-market sales.

Stockholders who do not tender their shares pursuant to the tender offer and stockholders who otherwise retain an equity interest in Track Data as a result of a partial tender of their shares, proration or a conditional tender for which the condition is not satisfied will continue to be owners of Track Data and will realize a proportionate increase in their relative equity interest in Track Data and thus in Track Data’s future earnings and assets, and will bear the attendant risks and rewards associated with owning the equity securities of Track Data, including risks resulting from Track Data’s purchase of shares. Track Data believes the tender offer, if completed, will be accretive to earnings per share, assuming profitable operations in the future.

After the completion of the tender offer, Track Data expects to have sufficient cash flow and access to funding to meet its cash needs for normal operations, and anticipated capital expenditures that may arise for a period of at least one year.

Neither Track Data nor the Track Data Board of Directors nor the depositary make any recommendations to any stockholder as to whether to tender or refrain from tendering any shares. Track Data has not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the tender offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender.

    Our Chairman, CEO and controlling stockholder, Barry Hertz, has advised us that he intends to tender the lesser of (a) 20% of the total shares tendered, including the shares tendered by Mr. Hertz, and (b) 200,000 shares. Our directors and executive officers, other than Mr. Hertz, have advised us that they do not intend to tender any shares in the tender offer.

Track Data has previously repurchased shares as a means of increasing shareholder value for those remaining shareholders. During the three years ended December 31, 2004, Track Data acquired approximately 1.3 million shares at a cost of $6.2 million in connection with stock repurchase programs authorized by Track Data’s Board of Directors to purchase common shares on the open market or pursuant to negotiated transactions at price levels it deems attractive. During the period January 1, 2005 through July 31, 2005, Track Data acquired approximately 205,000 shares at a cost of approximately $498,000 in connection with a stock repurchase program. On August 2, 2005, Track Data’s Board of Directors authorized Track Data to enter into this tender offer and approved spending up to $4 million to repurchase shares tendered.

Whether or not we may decide on other share repurchases in the future will depend on other factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, whether or not, in Track Data’s judgment, such future repurchases would be accretive to earnings per share, Track Data’s business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as Track Data may consider relevant, including the possibility of a “going private” transaction in the future. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders than the terms of this tender offer. Rule 13e-4 of the Exchange Act prohibits Track Data and its affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration date of the tender offer.

Track Data will retire shares that it acquires pursuant to the tender offer and will return those shares to the status of authorized but unissued stock that will be available for Track Data to issue without further stockholder action (except as required by applicable law or the rules of Nasdaq or any other securities exchange on which the shares may then be listed) for various purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For stockholders to properly tender shares under the tender offer:

•	the depositary must receive, at the depositary’s address set forth on the back cover page of this offer to purchase, share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an “agent’s message,” and any other documents required by the letter of transmittal, before the tender offer expires, or
•	the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the depositary.

Signature Guarantees. Except as otherwise provided below, all signatures on a letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

•
the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this section 3, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the letter of transmittal; or

•
if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See instruction 1 of the letter of transmittal.

If a share certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

Track Data will make payment for shares tendered and accepted for payment under the tender offer only after the depositary timely receives share certificates or a timely confirmation of the book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal, or an agent’s message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

Method of Delivery. The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at the election and risk of the tendering stockholder. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured.

Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although participants in the book-entry transfer facility may effect delivery of shares through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either:

•
a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date, or

•	the guaranteed delivery procedure described below must be followed.

    Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Track Data may enforce the agreement against the participant.

Federal Backup Withholding Tax. Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the depositary and certifies that such number is correct or otherwise establishes an exemption from this requirement (for example, by certifying foreign status on a properly completed Form W-8BEN). In addition, if the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may be subject to certain penalties imposed by the Internal Revenue Service. Each tendering U.S. individual stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that stockholder must submit a completed IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that individual’s exempt status. Tendering stockholders can obtain such statements from the depositary. See instructions 8 and 9 of the letter of transmittal.

Any tendering stockholder or other payee who fails to complete fully and sign the Substitute Form W-9 included in the letter of transmittal may be subject to required federal income tax backup withholding of 28% of the gross proceeds paid to such stockholder or other payee pursuant to the tender offer.

30% Withholding Tax Applicable to Foreign Persons

Gross proceeds payable pursuant to the tender offer to a foreign stockholder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not:

•	an individual citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation), partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person, or

•	an estate, the income of which is subject to United States federal income taxation regardless of its source.

    A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if the amount Track Data withholds exceeds the taxpayer’s liability, for example if such stockholder meets the “complete redemption,”“substantially disproportionate” or “not essentially equivalent to a dividend” tests described in section 14 or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and Track Data withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed Form W-8BEN claiming such an exemption or reduction. Tendering stockholders can obtain such form from the depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly executed Form W-8ECI claiming such exemption. Tendering stockholders can obtain such form from the depositary. See instruction 9 of the letter of transmittal. We urge foreign stockholders to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

For a discussion of United States federal income tax consequences to tendering stockholders, see section 14.

Guaranteed Delivery. If a stockholder desires to tender shares under the tender offer and the stockholder’s share certificates are not immediately available or the stockholder cannot deliver the share certificates to the depositary before the expiration date, or the stockholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the stockholder may nevertheless tender the shares, provided that the stockholder satisfies all of the following conditions:

•	the stockholder makes the tender by or through an eligible guarantor institution;

•	the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form Track Data has provided, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

•	the depositary receives the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, within three trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

Return of Unpurchased Shares. The depositary will return certificates for unpurchased shares as promptly as practicable after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. Track Data will determine, in its sole discretion, all questions as to the number of shares that we will accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and our determination will be final and binding on all parties. Track Data reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which Track Data determines may be unlawful. Track Data also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and Track Data’s interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until the stockholder cures, or Track Data waives, all defects or irregularities. None of Track Data, the depositary, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Stockholder’s Representation and Warranty; Track Data’s Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to Track Data that:

•	the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 of the Exchange Act; and

•	the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

•	has a net long position equal to or greater than the amount tendered in:

•	the shares; or

•	securities immediately convertible into, or exchangeable or exercisable for, the shares; and

•	will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Track Data’s acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and Track Data upon the terms and conditions of the tender offer.

Lost or Destroyed Certificates. Stockholders whose share certificate for part or all of their shares has been lost, stolen, misplaced or destroyed may contact American Stock Transfer and Trust Company, the transfer agent for Track Data shares, at the address and telephone number set forth on the back cover of this offer to purchase, for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. The stockholder may have to post a bond to secure against the risk that the share certificate may subsequently emerge. We urge stockholders to contact American Stock Transfer and Trust Company immediately in order to permit timely processing of this documentation.

Stockholders must deliver share certificates, together with a properly completed and duly executed letter of transmittal, including any signature guarantees, or an agent’s message, and any other required documents to the depositary and not to Track Data. Track Data will not forward any such documents to the depositary and delivery to Track Data will not constitute a proper tender of shares.

4. Withdrawal Rights.

Stockholders may withdraw shares tendered under the tender offer at any time prior to the expiration date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after 12:00 midnight, New York City time, on Thursday, October 13, 2005 unless theretofore accepted for payment as provided in this offer to purchase.

For a withdrawal to be effective, the depositary must timely receive a written or facsimile transmission notice of withdrawal at the depositary’s address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares that the stockholder wishes to withdraw and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

If a stockholder has used more than one letter of transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included in the notice or notices.

If a stockholder has tendered shares under the procedure for book-entry transfer set forth in section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedures. Track Data will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding. None of Track Data, the depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A stockholder may not rescind a withdrawal and Track Data will deem any shares that a stockholder properly withdraws not properly tendered for purposes of the tender offer, unless the stockholder properly re-tenders the withdrawn shares before the expiration date by following one of the procedures described in section 3.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the tender offer, as promptly as practicable following the expiration date, Track Data will accept for payment and pay a fixed purchase price of $3.00 per share for, and thereby purchase, 1,000,000 shares (subject to increase or decrease as provided in section 15) properly tendered and not properly withdrawn prior to the expiration date, or such fewer number of shares as are properly tendered and not properly withdrawn.

For purposes of the tender offer, Track Data will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered and are not properly withdrawn, subject to proration and conditional tender provisions of the tender offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the shares for payment under the tender offer.

Track Data will pay for shares that it purchases under the tender offer by depositing the aggregate purchase price for these shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Track Data and transmitting payment to the tendering stockholders. In all cases, payment for shares accepted for payment pursuant to the tender offer will be made only after timely receipt by the depositary of certificates for shares (or of a book−entry confirmation with respect to such shares), a properly completed and duly executed letter of transmittal, and any other required documents.

In the event of proration, Track Data will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date; however, Track Data does not expect to be able to announce the final results of any proration and commence payment for shares purchased until at least five business days after the expiration date. Under no circumstances will Track Data pay interest on the purchase price regardless of any delay in making the payment. Shares tendered and not purchased, including shares that Track Data does not accept for purchase due to proration or conditional tenders, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at Track Data’s expense, as promptly as practicable after the expiration date or termination of the tender offer without expense to the tendering stockholders. If certain events occur, Track Data may not be obligated to purchase shares under the tender offer. See section 7.

Track Data will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the tender offer. If, however,

• payment of the purchase price is to be made to any person other than the registered holder,

• certificate(s) for shares not tendered or tendered but not purchased are to be returned in the name of and to any person other than the registered holder(s) of such shares, or

• if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See instruction 6 of the letter of transmittal.

Any tendering stockholder or other payee who fails to complete fully, sign and return to the depositary the Substitute Form W-9 included with the letter of transmittal may be subject to U.S. federal income tax backup withholding on the gross proceeds paid to the stockholder or other payee under the tender offer. See section 3.

6. Conditional Tender of Shares.

In the event of an over-subscription of the tender offer, shares tendered prior to the expiration date will be subject to proration. See section 1. As discussed in section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that Track Data must purchase a specified minimum number of the stockholder’s shares tendered pursuant to a letter of transmittal if Track Data purchases any shares tendered. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the letter of transmittal and, if applicable, the notice of guaranteed delivery, and must also indicate therein the minimum number of shares that Track Data must purchase if Track Data purchases any shares. We urge each stockholder to consult with his or her own financial or tax advisors.

After the expiration date, if more than 1,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any stockholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below 1,000,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7. Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, Track Data will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after August 17, 2005 and before the expiration date, any of the following events shall have occurred (or shall have been reasonably determined by Track Data to have occurred) that, in Track Data’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the tender offer or with acceptance for payment:

•
there shall have been instituted or pending, or Track Data shall have received notice of an intention to commence, any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that:

•	challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer, or

•
in Track Data’s reasonable judgment, could reasonably be expected to materially and adversely affect the business, condition (financial or other), assets, income, operations or prospects of Track Data or any of its subsidiaries, or otherwise materially impair in any way the conduct of the business of Track Data or any of its subsidiaries, taken as a whole, or materially impair the benefits of the tender offer to Track Data;

•
there shall have been any action pending or taken, or Track Data shall have received notice of any action or an intention to take any action, or there shall have been any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or Track Data or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Track Data’s reasonable judgment, could reasonably be expected to:

•	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer,

•	materially impair the benefits of the tender offer to Track Data,

•	delay or restrict the ability of Track Data, or render Track Data unable, to accept for payment or pay for some or all of the shares, or

•
materially and adversely affect the business, condition (financial or other), income, operations or prospects of Track Data and its subsidiaries, taken as a whole, or otherwise materially impair in any way the conduct of the business of Track Data or any of its subsidiaries;

•	there shall have occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, the Nasdaq Stock Market, or in the over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor,

•
 the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism,

•
 any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in Track Data’s reasonable judgment, could reasonably be expected to affect the extension of credit by banks or other lending institutions in the United States,

•
any change in the general political, market, economic or financial conditions in the United States or abroad that, in the reasonable judgment of Track Data, could reasonably be expected to have a material adverse effect on the business, condition (financial or other), assets, income, operations or prospects of Track Data and its subsidiaries, taken as a whole, or otherwise materially impair in any way the conduct of the business of Track Data or any of its subsidiaries,

•	in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof, or

•
any decline in the market price of the shares or the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies or the New York Stock Exchange or the Nasdaq Composite Index by a material amount from the close of business on August 16, 2005;

•
a tender offer or exchange offer for any or all of the shares (other than this tender offer), or any merger, business combination or other similar transaction with or involving Track Data or any of its subsidiaries or affiliates, shall have been proposed, announced or made by any person;

•	any of the following shall have occurred:

•
 any “group” (as that term is used in section 13(d)(3) of the Exchange Act) shall have been formed that shall own or have acquired or proposed to acquire, or any entity or individual shall have acquired or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares,

•
 any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission before August 17, 2005 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares, or

•
 any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or made a public announcement reflecting an intent to acquire Track Data or any of its subsidiaries or any of their respective assets or securities;

•
any change or combination of changes shall have occurred, in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Track Data or any of its subsidiaries, taken as a whole, that in Track Data’s reasonable judgment is reasonably likely to be material and adverse to Track Data or any of its subsidiaries or that otherwise materially impairs in any way the conduct of the business of Track Data or any of its subsidiaries;

•
 any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to Track Data in its reasonable judgment; or

•
 Track Data reasonably determines that the completion of the tender offer and the purchase of the shares could result in the offer being considered a “going private transaction” under Rule 13e-3 of the Exchange Act, that is, if our purchase of shares pursuant to this tender offer could result in our common stock:

•	being held of record by fewer than 300 persons, or

•	being delisted from Nasdaq or eligible for deregistration under the Exchange Act.

The foregoing conditions are for the sole benefit of Track Data and may be asserted by Track Data regardless of the circumstances giving rise to any of these conditions and, except for the condition regarding not being delisted from Nasdaq or being eligible for deregistration under the Securities and Exchange Act (which condition may not be waived), may be waived by Track Data, in whole or in part, at any time and from time to time, before the expiration date, in its sole discretion. Track Data’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the tender offer. Any determination or judgment by Track Data concerning the events described above will be final and binding on all parties.

8. Price Range of Shares; Dividends.

The shares are listed and traded on Nasdaq under the trading symbol “TRAC.” The following table sets forth the high and low sales prices for Track Data common stock and cash dividends declared for each of the quarterly periods presented.

	High	Low	Dividends
Fiscal 2003:
First Quarter	$4.00	$2.20
Second Quarter	5.30	2.20
Third Quarter	15.90	4.20	$.05
Fourth Quarter	10.50	6.35
Fiscal 2004:
First Quarter	$9.80	$5.05	$.05
Second Quarter	8.00	4.10
Third Quarter	5.70	3.60
Fourth Quarter	5.35	3.30
Fiscal 2005:
First Quarter	$5.00	$2.50
Second Quarter	3.21	1.95
Third Quarter (through August 2, 2005)	2.56	2.30

    We publicly announced the tender offer on August 3, 2005, prior to the opening of trading on Nasdaq on that date. On August 2, 2005, the last trading day prior to the announcement of this tender offer, the reported closing price of the shares on Nasdaq was $2.41 per share. We urge stockholders to obtain current market quotations for the shares.

    Track Data has not paid a dividend since March 2004. Any future determination regarding dividends will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, terms of financing arrangements, capital requirements and such other factors as our Board of Directors deems relevant.

9. Source and Amount of Funds.

    Assuming that 1,000,000 shares are purchased in the tender offer at a price of $3.00 per share, the aggregate purchase price will be approximately $3 million. Track Data expects that its related fees and expenses for the tender offer will be approximately $75,000. Track Data has all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses. The tender offer is not subject to the receipt of financing.

10. Certain Information Concerning Track Data.

    Business.  Track Data is a financial services company that provides real-time financial market data, fundamental research, charting and analytical services to institutional and individual investors through dedicated telecommunication lines and the Internet. Track Data also disseminates news and third-party database information from more than 100 sources worldwide. Track Data owns Track Data Securities Corp. ("TDSC"), a registered securities broker-dealer and member of the National Association of Securities Dealers, Inc. Track Data provides a proprietary, fully integrated Internet-based online trading and market data system, proTrack, for the professional institutional traders, and myTrack and TrackTrade, for the individual trader. Track Data also operates Track ECN, an electronic communications network that enables traders to display and match limit orders for stocks. Track Data's operations are classified in three business segments: (1) Professional Market -- Market data services and trading, including ECN services, to the institutional professional investment community, (2) Non-Professional Market -- Internet-based online trading and market data services to the non-professional individual investor community, and (3) Arbitrage trading.

    Track Data is a Delaware corporation that was formed in 1981. It maintains offices in the U.S. and Europe, with executive offices located at 95 Rockwell Place, Brooklyn, New York 11217. Its telephone number is 212-943-4555 or 718-522-7373.

    Where You Can Find More Information. Track Data is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports, proxy statements and other information relating to its business, financial condition and other matters. Track Data is required to disclose in these proxy statements certain information, as of particular dates, concerning Track Data’s directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of Track Data and any material interest of such persons in transactions with Track Data. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Track Data has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer. This material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

    Incorporation by Reference. The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. These documents contain important information about us.

    Our annual report on Form 10-K for the year ended December 31, 2004, our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, current reports on Form 8-K dated May 13, 2005 and June 14, 2005, and all other documents filed by us with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the earlier of the expiration date and the termination of the tender offer shall be deemed incorporated herein by reference and shall be deemed to be a part hereof, except for information furnished under Item 2.02 or 7.01 of current reports on Form 8-K, or exhibits related thereto, which is deemed not to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this offer to purchase, shall be deemed to be modified or superseded for purposes of this offer to purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this offer to purchase, except as so modified or superseded.

    Shareholders can obtain any of the documents incorporated by reference in this document from us or from the Securities and Exchange Commission’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. Shareholders can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Track Data, 95 Rockwell Place, Brooklyn, NY 11217; telephone: 718-522-7373. Any shareholder requesting information should be sure to include his or her complete name and address in the request. If a shareholder requests any incorporated documents, we will mail them to you by first class mail or another equally prompt means, within one business day after we receive your request.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

As of July 31, 2005, Track Data had 9,422,209 issued and outstanding shares of common stock and outstanding options to purchase 1,192,139 shares of common stock. The 1,000,000 shares Track Data is offering to purchase under the tender offer represent approximately 10.6% of the shares outstanding as of July 31, 2005 and approximately 9.4% of the shares outstanding assuming exercise of all outstanding options.

As of July 31, 2005, Track Data’s directors and executive officers as a group (8 individuals) beneficially owned an aggregate of 4,956,888 shares of common stock (not including shares underlying stock options), representing approximately 52.6% of the outstanding shares of Track Data’s common stock on such date. The directors and executive officers of Track Data are entitled to participate in the tender offer on the same basis as all other stockholders. Our Chairman, CEO and controlling stockholder, Barry Hertz, has advised us that he intends to tender the lesser of (a) 20% of the total shares tendered, including the shares tendered by Mr. Hertz, and (b) 200,000 shares. Our directors and executive officers, other than Mr. Hertz, have advised us that they do not intend to tender any shares in the tender offer.

As of July 31, 2005, Barry Hertz, Track Data’s chairman and CEO, owns directly and indirectly 4,902,775 shares of common stock (not including shares underlying stock options), or approximately 52% of the outstanding common stock. After the offering, assuming 1,000,000 shares are tendered, and that Mr. Hertz tenders 200,000 shares, he would own directly and indirectly approximately 55.8% of Track Data’s outstanding common stock.

The Securities and Exchange Commission has filed charges in the U.S. Eastern District Court of New York in Brooklyn, New York against Mr. Hertz, alleging insider trading. See our Current Report on Form 8-K dated June 14, 2005, incorporated herein by reference.

Track Data purchased 4,000 shares at $4.00 per share and 100,000 shares at $2.37 per share from Mr. Hertz on August 27, 2004 and May 16, 2005, respectively.

The following table shows the amount of Track Data’s shares of common stock beneficially owned by the directors and executive officers of Track Data as of July 31, 2005. Column three of the table below reflects ownership percentages as of July 31, 2005. Column six of the table below reflects ownership percentages after giving effect to the tender offer, assuming Track Data purchases 1,000,000 shares, Mr. Hertz tenders 200,000 shares, and that no other director or executive officer of Track Data tenders any shares (as is intended by the directors and executive officers of Track Data). The address for each person set forth below is Track Data’s address at 95 Rockwell Place, Brooklyn, New York 11217.

						Percent of Class
						After Tender Offer
						assuming
						Track Data
	Amount				Shares	purchases 1,000,000
	and Nature				Expected to	shares and no
	of Beneficial	Percent		Shares	be Retained	director or executive
	Ownership	of Class		Expected to	After Tender	officer (other than
Name of Beneficial Owner	(1)	(1)		be Tendered	Offer	Mr. Hertz) tenders

Barry Hertz (2)	5,492,775	54.	9%	200,000	5,292,775	58.	7%

Martin Kaye (3)	131,680	1.	4%		131,680	1.	5%

Stanley Stern (4)	23,953	*			23,953	*

Albert Drillick (5)	39,280	*			39,280	*

Abraham Biderman (6)	10,000	*			10,000	*

E. Bruce Fredrikson (7)	15,600	*			15,600	*

Philip Ort (6)	4,000	*			4,000	*

Shaya Sofer (6)	4,000	*			4,000	*

All Officers and Directors as a Group
(eight persons)(8)	5,721,288	56.	2%	200,000	5,521,288	60.	1%
---------------
* = less than 1%
(1)
Unless otherwise indicated, (i) each person has sole investment and voting power with respect to the shares indicated and (ii) the shares indicated are currently outstanding shares. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date, which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Subject to the foregoing, the percentages are calculated based on 9,422,209 shares outstanding.

(2)
Consists of 4,323,906 shares owned by Mr. Hertz, 559,880 shares owned by Trusts established in the names of Mr. Hertz’s children and 18,989 shares held by a family LLC managed by Mr. Hertz who owns 8% of such LLC. Mr. Hertz disclaims beneficial interest in shares owned by the Trusts and 92% of the family LLC not owned by him. Also includes 590,000 shares issuable upon the exercise of presently exercisable options under Track Data’s Stock Option Plans (see “Compensation Arrangements Involving Track Data Securities” below).

(3)	Consists of 7,680 shares owned of record and 124,000 shares issuable upon the exercise of presently exercisable options granted under Track Data’s Stock Option Plans.

(4)	Consists of 9,953 shares owned of record and 14,000 shares issuable upon the exercise of presently exercisable options granted under Track Data’s Stock Option Plans.

(5)
Consist of 30,220 shares owned of record jointly with his wife, 660 shares owned by a trust in the name of his child, and 8,400 shares issuable upon the exercise of presently exercisable options granted under Track Data’s Stock Option Plans.

(6)	Consists of shares issuable upon the exercise of presently exercisable options granted under Track Data’s Stock Option Plans.

(7)	Consists of 5,600 shares owned of record and 10,000 shares issuable upon the exercise of presently exercisable options granted under Track Data’s Stock Option Plans.

(8)	Consists of 4,956,888 outstanding shares and 764,400 shares issuable upon exercise of options described in footnotes 2 through 7 above.

Based on Track Data’s records and information provided to Track Data by its directors, executive officers, affiliates and subsidiaries, except for Track Data purchases of stock in the open market pursuant to a buy-back plan announced on June 3, 2003, enumerated below, to the best of Track Data’s knowledge, no directors or executive officers of Track Data or any affiliates or subsidiaries of Track Data, has effected any transactions in shares during the 60-day period before the date hereof.

Name	Date of Transaction	Number of Shares	Price per Share

Track Data Corporation purchases	6/15/05	1,540	2.23
pursuant to buy-back program	6/16/05	2,300	2.50
	6/17/05	1,231	2.35
	6/20/05	501	2.30
	6/21/05	1,200	2.32
	6/22/05	3,120	2.69
	6/23/05	3,060	2.85
	6/24/05	3,150	2.53
	6/27/05	5,055	2.44
	6/28/05	1,292	2.41
	6/29/05	4,600	2.45
	7/1/05	3,100	2.45
	7/5/05	3,677	2.41
	7/6/05	2,600	2.36
	7/7/05	4,700	2.47
	7/8/05	120	2.40

Board Compensation Arrangements Involving Track Data Securities. Directors who are also employees of Track Data receive no additional compensation for service as a director. Compensation for Track Data non-employee directors includes stock options as well as cash. Cash compensation for fiscal 2004 included $15,000 as an annual cash payment for services as a director.

Each year, non-employee directors receive a grant of Track Data stock options to purchase 8,000 shares of Track Data Common Stock.

Compensation Arrangements Involving Track Data Securities. Track Data has outstanding options under seven stock option plans, each adopted with stockholder approval: the 1994, 1995, 1995 Disinterested Director, 1996, 1998, 2001 and 2002 Stock Option Plans (the “1994 Plan,”“1995 Plan,”“1995 DD Plan,”“1996 Plan,”“1998 Plan, ”“2001 Plan” and the “2002 Plan”) which provide for the granting of options to purchase not more than an aggregate of 240,000, 400,000, 40,000, 640,000, 640,000, 560,000 and 500,000 shares of common stock, respectively, subject to adjustment under certain circumstances. Such options may be incentive stock options ("ISOs") within the meaning of the Internal Revenue Code of 1986, as amended, or options that do not qualify as ISOs. No options may be granted under the 1994 Plan after March 31, 2004, under the 1995 Plan and 1995 DD Plan after May 15, 2005, under the 1996 Plan after July 8, 2006, under the 1998 Plan after July 9, 2008, under the 2001 Plan after May 3, 2011 or under the 2002 Plan after May 2, 2012. All options granted under the Stock Option Plans have exercise prices that were equal to or more than the fair market value at the date of grant, and have a term of up to five years from the date of grant. There are presently outstanding options to purchase 1,192,139 shares of Track Data common stock of which 1,070,630 are exercisable as of July 31, 2005.

Except as otherwise described herein, neither Track Data nor, to the best of Track Data’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any securities of Track Data, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of Track Data, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

   Mr. Hertz has pledged approximately 4.8 million shares owned or controlled by him as collateral for Track Data’s arbitrage trading program and in connection with certain personal margin loans.

12. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by Track Data of shares under the tender offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of Track Data stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. As of July 31, 2005, we had issued and outstanding 9,422,209 shares of common stock. The 1,000,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 10.6% of the shares outstanding as of that date. Stockholders may be able to sell non-tendered shares in the future on Nasdaq or otherwise, at a net price higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

The purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our shareholders. As of July 31, 2005, there were 9,422,209 shares issued and outstanding. Assuming we acquire 1,000,000 shares in the tender offer, 8,422,209 shares will be outstanding immediately after the tender offer. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of the shares without materially affecting the market price. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the tender offer to ensure a continued trading market for the shares.

Track Data does not believe that the purchase of shares in the tender offer will cause the remaining shares to be delisted from the Nasdaq National Market. The tender offer is conditioned upon our not determining that the consummation of the tender offer and the purchase of shares could result in the shares being delisted from the Nasdaq National Market. See section 7.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our shareholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission’s proxy rules in connection with meetings of shareholders. We believe that the purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The tender offer is conditioned upon the consummation of the tender offer and the purchase of shares not causing the shares to be eligible for deregistration under the Exchange Act. See section 7.

The shares are now “margin securities” under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. Track Data believes that, following the purchase of shares under the tender offer, the shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

13. Legal Matters; Regulatory Approvals.

    Track Data is not aware of any license or regulatory permit that is material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by Track Data as contemplated by the tender offer. Should any approval or other action be required, Track Data presently contemplates that it will seek that approval or other action. Track Data is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligations of Track Data under the tender offer to accept for payment and pay for shares is subject to conditions. See section 7.

14. U.S. Federal Income Tax Consequences.

The following describes the material United States federal income tax consequences relating to the tender offer. This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States or persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction). In particular, different rules may apply to shares received through the exercise of employee stock options or otherwise as compensation. This discussion does not address the state, local or foreign tax consequences of participating in the tender offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the tender offer.

As used herein, a “Holder” means a beneficial holder of shares that is a citizen or resident of the United States, a corporation (or other entity taxable as a corporation) or a partnership created or organized in or under the laws of the United States, any State thereof or the District of Columbia, a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person, or an estate the income of which is subject to United States federal income taxation regardless of its source.

Holders of shares who are not United States holders (“foreign stockholders”) should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

WE URGE STOCKHOLDERS TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE TENDER OFFER.

Non-Participation in the Tender Offer. Holders of shares who do not participate in the tender offer will not incur any tax liability as a result of the consummation of the tender offer.

Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. A Holder who participates in the tender offer will, depending on such Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a distribution from us with respect to our stock.

Under Section 302 of the Code, a Holder will generally recognize capital gain or loss on an exchange of shares for cash if the exchange

• results in a “complete termination” of all such Holder’s equity interest in us,

  •   results in a “substantially disproportionate” redemption with respect to such Holder, or

  •   is “not essentially equivalent to a dividend” with respect to the Holder.

Each of these tests, referred to as the Section 302 tests, is explained in more detail below. In applying the Section 302 tests explained below, a Holder must take account of shares that such Holder constructively owns under attribution rules, pursuant to which the Holder will be treated as owning shares owned by certain family members (except that in the case of a “complete termination” a Holder may, under certain circumstances, waive attribution from family members) and related entities and shares that the Holder has the right to acquire by exercise of an option.

Section 302 Tests. One of the following tests must be satisfied with respect to a Holder in order for our purchase of shares pursuant to the tender offer to be treated as a sale or exchange for U.S. federal income tax purposes:

•
Complete Termination Test. Our purchase of a Holder’s shares pursuant to the tender offer will result in a “complete termination” of the Holder’s equity interest in us if all of the shares that are actually owned by the Holder are sold and all of the shares that are constructively owned by the Holder, if any, are sold or, with respect to shares owned by certain related individuals, the Holder satisfies special conditions set forth in Section 302(c) of the Code, which, if satisfied, prevents attribution of certain shares to the Holder. Holders wishing to satisfy the “complete termination” test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions.

•
Substantially Disproportionate Test. Our purchase of a Holder’s shares pursuant to the tender offer generally will result in a “substantially disproportionate” redemption with respect to the Holder if, among other things, the percentage of the then-outstanding shares actually and constructively owned by the Holder after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the Holder before the purchase.

•
Not Essentially Equivalent to a Dividend Test. Our purchase of a Holder’s shares pursuant to the tender offer will be treated as “not essentially equivalent to a dividend” if the reduction in the Holder’s proportionate interest in us as a result of the purchase constitutes a “meaningful reduction” of the Holder’s proportionate interest in us given the Holder’s particular facts and circumstances. The Internal Revenue Service has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Holders should consult their tax advisors as to the application of this test to their particular circumstances.

Contemporaneous dispositions or acquisitions of stock by a stockholder may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether any of the Section 302 tests, described above, are satisfied. Due to the factual nature of the Section 302 tests described above, Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a Holder satisfies any of the Section 302 tests described above, the Holder will be treated as recognizing gain or loss from the disposition of the shares for cash and such gain or loss will be equal to the difference between the amount of cash received and such Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange pursuant to the tender offer. Currently, the maximum long-term capital gain rate for individual Holders is 15%. Specified limitations apply to the deductibility of capital losses by Holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that we purchase from a Holder pursuant to the tender offer.

If a Holder does not satisfy any of the Section 302 tests described above, the Holder will be treated as receiving a dividend, which is taxed as ordinary income to the extent of the Holder’s allocable portion of our current and accumulated earnings and profits and then as a return of capital to the extent of the Holder’s basis in the shares exchanged and thereafter as capital gain. Provided certain holding period requirements are satisfied, individual Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends. To the extent that a purchase of a Holder’s shares by us in the tender offer is treated as the receipt by the Holder of a dividend, the Holder’s remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased shares will be added to any shares retained by the Holder, subject, in the case of corporate stockholders, to reduction of basis or possible gain recognition under the “extraordinary dividend” provisions of the Code in an amount equal to the non-taxed portion of the dividend. To the extent that cash received in exchange for shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the “extraordinary dividend” provisions of the Code. Corporate Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Proration may affect whether the surrender by a stockholder of shares pursuant to the tender offer will meet any of the Section 302 tests. Therefore, a Holder can be given no assurance that a sufficient number of such Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.

See section 3 with respect to the application of federal income tax withholding and backup withholding.

We have included the discussion set forth above for general information only. We urge stockholders to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including the applicability and effect of state, local and foreign tax laws.

15. Extension of the Tender Offer; Termination; Amendment.

Track Data expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in section 7 shall have occurred or shall be deemed by Track Data to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. Track Data also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in section 7 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of the termination or postponement. Track Data’s reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Track Data must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, Track Data further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in section 7 shall have occurred or shall be deemed by Track Data to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which Track Data may choose to make a public announcement, except as required by applicable law, Track Data shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

If Track Data materially changes the terms of the tender offer or the information concerning the tender offer, Track Data will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event shall the tender offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the tender offer. If Track Data:
  increases or decreases the price to be paid for shares;
  decreases the number of shares being sought in the tender offer; or
  increases the number of shares being sought in the tender offer by more than 2% of the outstanding shares; and,

in each case, the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this section 15, then the tender offer will be extended until the expiration of such ten business day period. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

16. Fees and Expenses.

Track Data has retained American Stock Transfer and Trust Company to act as depositary in connection with the tender offer. American Stock Transfer and Trust Company will receive reasonable and customary compensation for its services, will be reimbursed by Track Data for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the U.S. federal securities laws.

No fees or commissions will be payable by Track Data to brokers, dealers, commercial banks or trust companies (other than fees to American Stock Transfer and Trust Company) for soliciting tenders of shares under the tender offer. We urge stockholders holding shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. Track Data, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Track Data or the depositary for purposes of the tender offer. Track Data will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this document and instruction 6 in the letter of transmittal.

17. Miscellaneous.

Track Data is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If Track Data becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, Track Data will make a good faith effort to comply with the applicable law. If, after such good faith effort, Track Data cannot comply with the applicable law, Track Data will not make the tender offer to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Track Data has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in section 10 with respect to information concerning Track Data.

Track Data has not authorized any person to make any recommendation on behalf of Track Data as to whether you should tender or refrain from tendering your shares in the tender offer. Track Data has not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this offer to purchase or in the letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Track Data.

August 17, 2005

The letter of transmittal and share certificates and any other required documents should be sent or delivered by each stockholder or that stockholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at one of its address set forth below.

The depositary for the tender offer is:

American Stock Transfer and Trust Company

By Mail or Overnight Courier:	By Facsimile Transmission (for eligible institutions only):	By Hand:
American Stock Transfer & Trust Company Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attn: Reorganization Department (718) 234-5001	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane Plaza Level New York, NY 10038

Please direct any questions, requests for assistance, or direct requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery to American Stock Transfer and Trust Company at its telephone number (877) 248-6417 (toll free) or 718-921-8317. Stockholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. Please contact American Stock Transfer and Trust Company to confirm delivery of shares.

For inquiries on replacing lost, stolen, destroyed or mutilated share certificates and confirmation of shares held call toll free 800-937-5449 or 718-921-8200, ask for Shareholder Services Unit.